Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2007 Global Share Plan of Sagent Holding Co. and the 2011 Incentive Compensation Plan of Sagent Pharmaceuticals, Inc. of our reports dated March 17, 2011, with respect to the consolidated financial statements and schedule of Sagent Holding Co. included in its Registration Statement (Form S-1 No. 333-170979) and related Prospectus for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

June 30, 2011